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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

HDFC BANK LIMITED

(Name of Issuer)

EQUITY SHARES — COMMON STOCK (PAR VALUE: INR 10 PER SHARE)

(Title of Class of Securities)

40415F101

(CUSIP Number)

July 20, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☐ Rule 13d-1 (c)

        ☑ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

13G
CUSIP No. 40415F101			Page 2 of 13

1.	Name of Reporting Person: Bennett, Colman & Co. Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☑
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Indian

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 8,849,929

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 8,849,929

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,849,929

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.09%

12.	Type of Reporting Person: OO

13G
CUSIP No. 40415F101			Page 3 of 13

1.	Name of Reporting Person: Satyam Properties & Finance Limited		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☑
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Indian

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,739,130

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,739,130

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,739,130

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.61%

12.	Type of Reporting Person: OO

13G
CUSIP No. 40415F101			Page 4 of 13

1.	Name of Reporting Person: Rajdhani Printers Limited		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☑
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Indian

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 34,782

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 34,782

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 34,782

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.01%

12.	Type of Reporting Person: OO

13G
CUSIP No. 40415F101			Page 5 of 13

1.	Name of Reporting Person: Dharmayug Investments Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☑
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Indian

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 2,486,956

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 2,486,956

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,486,956

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.87%

12.	Type of Reporting Person: OO

13G
CUSIP No. 40415F101			Page 6 of 13

1.	Name of Reporting Person: Vardhaman Publishers Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☑
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Indian

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,739,130

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,739,130

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,739,130

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.61%

12.	Type of Reporting Person: OO

13G
CUSIP No. 40415F101			Page 7 of 13

1.	Name of Reporting Person: Bharat Nidhi Limited		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☑
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Indian

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 573,913

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 573,913

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 573,913

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.20%

12.	Type of Reporting Person: OO

13G
CUSIP No. 40415F101			Page 8 of 13

1.	Name of Reporting Person: PNB Finance & Industries Limited		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☑
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Indian

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 431,743

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 431,743

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 431,743

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.15%

12.	Type of Reporting Person: OO

13G

Item 1.

	(a)	Name of Issuer

HDFC Bank Limited

	(b)	Address of Issuer’s Principal Executive Offices

HDFC Bank Limited Sandoz House Dr. Annie Besant Road Worli, Mumbai 400 018 India

Item 2.

	(a)	Name of Person Filing

		1.	Bennett Coleman & Company Limited
		2.	Dharmayug Investments Limited
		3.	Satyam Properties & Finance Limited
		4.	Vardhaman Publishers Limited
		5.	Bharat Nidhi Limited
		6.	PNB Finance & Industries Limited
		7.	Rajdhani Printers Limited

	(b)	Address of Principal Business Office or, if none, Residence

		1.	Bennett Coleman & Company Limited The Times of India Building, Dr. D.N.Road Mumbai 400 001 India

		2.	Dharmayug Investments Limited The Times of India Building, Dr.D.N.Road Mumbai 400 001 India

		3.	Satyam Properties & Finance Limited 2nd Floor, 135 A, B.R.B.Basu Road Calcutta 700 001 India

13G

	4.	Vardhaman Publishers Limited The Times of India Building, Dr.D.N.Road Mumbai 400 001 India

	5.	Bharat Nidhi Limited Times House, 7 Bahdurshah Zafar Marg, New Delhi 110 002 India

	6.	PNB Finance & Industries Limited 10 Daryaganj New Delhi 110 002 India

	7.	Rajdhani Printers Limited Times House, 7 Bahdurshah Zafar Marg, New Delhi 110 002 India

(c)	Citizenship

	1.	Bennett Coleman & Company Limited is incorporated under the laws of India.
	2.	Dharmayug Investments Limited is incorporated under the laws of India.
	3.	Satyam Properties & Finance Limited is incorporated under the laws of India.
	4.	Vardhaman Publishers Limited is incorporated under the laws of India.
	5.	Bharat Nidhi Limited is incorporated under the laws of India.
	6.	PNB Finance & Industries Limited is incorporated under the laws of India.
	7.	Rajdhani Printers Limited is incorporated under the laws of India.

(d)	Title of Class of Securities

Equity Shares, par value INR 10

(e)	CUSIP Number

40415F101

13G

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

	(e)	[ ]	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	[ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	[ ]	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

NOT APPLICABLE

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

13G

(a) Amount beneficially owned
(b) Percent of class
(c) Number of shares as to which person has:

(i) Sole power to vote or to direct the vote
(ii) Shared power to vote or to direct the vote
(iii) Sole power to dispose or to direct the disposition of
(iv) Shared power to dispose or to direct the disposition of

Bennett Coleman & Company Limited
8,849,929
2.86%
8,849,929
0
8,849,929
0

Dharmayug Investments Limited
2,486,956
0.8%
2,486,956
0
2,486,956
0

Satyam Properties & Finance Limited
1,739,130
0.56%
1,739,130
0
1,739,130
0

Vardhaman Publishers Limited
1,739,130
0.56%
1,739,130
0
1,739,130
0

Bharat Nidhi Limited
573,913
0.19%
573,913
0
573,913
0

PNB Finance & Industries Limited
431,743
0.14%
431,743
0
431,743
0

Rajdhani Printers Limited
34,782
0.01%
34,782
0
34,782
0

Total:
15,855,583
5.12%

13G

Item 5.	Ownership of Five Percent or Less of a Class

N.A.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

N.A.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

N.A.

Item 8.	Identification and Classification of Members of the Group

Dharmayug Investments Limited, Satyam Properties & Finance Limited, Vardhaman Publishers Limited, and Rajdhani Printers Limited are each 100% owned subsidiaries of Bennett Coleman & Company Limited

Bharat Nidhi Limited and PNB Finance & Industries Limited, are shareholding companies of Bennett, Coleman & Co. Ltd.

Item 9.	Notice of Dissolution of Group

N.A.

Item 10.	Certification

N.A.

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date

BENNETT COLEMAN COMPANY LIMITED
By:
	Name:	Arun Arora
	Title:	President

DHARMAYUG INVESTMENTS LIMITED
By:
	Name:	P.M. Rao
	Title:	Director

SATYAM PROPERTIES & FINANCE LTD.
By:
	Name:	Arup Mukherjee
	Title:	Director

VARDHAMAN PUBLISHERS LIMITED
By:
	Name:	Ranjan Garg
	Title:	Director

BHARAT NIDHI LIMITED
By:
	Name:	Sandeep Jain
	Title:	Director

PNB FINANCE & INDUSTRIES LIMITED
By:
	Name:	Ashok Sen
	Title:	Director

RAJDHANI PRINTERS LIMITED
By:
	Name:	Gopal Mohan
	Title:	Director